Exhibit (b)(2)


===============================================================================


                        364-DAY COMPETITIVE ADVANCE


                  AND REVOLVING CREDIT FACILITY AGREEMENT


                                dated as of


                               August 8, 2001


                                   among


                            SARA LEE CORPORATION


                          The Lenders Party Hereto


                                    and


                         THE CHASE MANHATTAN BANK,
                          as Administrative Agent
                        ---------------------------

                        J.P. MORGAN SECURITIES INC.
                                    and
                               BANK ONE, NA,
               as Joint Lead Arrangers and Joint Bookrunners
                        ---------------------------

                               BANK ONE, NA,
                            as Syndication Agent
                        ---------------------------

                            CITICORP USA, INC.,
                            ABN AMRO BANK N.V.,
                      DEUTSCHE BANK AG NEW YORK BRANCH
                                    and
                     SOCIETE GENERALE, CHICAGO BRANCH,
                         as Co-Documentation Agents


===============================================================================
                                                                     [6701-211]


                             TABLE OF CONTENTS

                                                                          Page


                                ARTICLE I

                               Definitions

SECTION 1.01.  Defined Terms...............................................   1
SECTION 1.02.  Classification of Loans and Borrowings......................   9
SECTION 1.03.  Terms Generally ............................................   9
SECTION 1.04.  Accounting Terms; GAAP......................................   9

                                 ARTICLE II

                                The Credits

SECTION 2.01.  Commitments.................................................  10
SECTION 2.02.  Loans and Borrowings........................................  10
SECTION 2.03.  Requests for Revolving Borrowings...........................  10
SECTION 2.04.  Competitive Bid Procedure...................................  11
SECTION 2.05.  Funding of Borrowings.......................................  13
SECTION 2.06.  Interest Elections..........................................  14
SECTION 2.07.  Termination and Reduction of Commitments; Extension of
                 Maturity Date.............................................  15
SECTION 2.08.  Repayment of Loans; Evidence of Debt........................  15
SECTION 2.09.  Prepayment of Loans.........................................  16
SECTION 2.10.  Fees........................................................  16
SECTION 2.11.  Interest....................................................  17
SECTION 2.12.  Payments Generally; Pro Rata Treatment; Sharing of Set-
                 offs......................................................  18
SECTION 2.13.  Increased Costs.............................................  19
SECTION 2.14.  Basis for Determining Interest Rate for Eurodollar Loans Is
                 Inadequate or Unfair......................................  21
SECTION 2.15.  Changes in Law Rendering Certain Loans Unlawful.............  21
SECTION 2.16.  Substitution of Lenders.....................................  21
SECTION 2.17.  Funding Indemnification.....................................  22
SECTION 2.18.  Regulation D Compensation...................................  22
SECTION 2.19.  Taxes.......................................................  22

                                ARTICLE III

                                 Warranties

SECTION 3.01.  Organization, etc...........................................  25
SECTION 3.02.  Authorization; No Conflict..................................  25
SECTION 3.03.  Validity and Binding Nature.................................  25
SECTION 3.04.  Financial Statements........................................  25
SECTION 3.05.  Litigation and Contingent Liabilities.......................  26
SECTION 3.06.  Liens.......................................................  26
SECTION 3.07.  Subsidiaries................................................  26
SECTION 3.08.  ERISA.......................................................  26
SECTION 3.09.  Investment Company Act......................................  26
SECTION 3.10.  Public Utility Holding Company Act..........................  26
SECTION 3.11.  Regulation U................................................  26
SECTION 3.12.  Copyrights, Patents and Trademarks..........................  27
SECTION 3.13   Pari Passu..................................................  27
SECTION 3.14.  Disclosure..................................................  27

                                 ARTICLE IV

                           Conditions of Lending

SECTION 4.01.  Effective Date............................................... 27
SECTION 4.02.  All Loans.................................................... 29
SECTION 4.03.  Documents.................................................... 29


                                 ARTICLE V

                                 Covenants

SECTION 5.01.  Reports, Certificates and Other Information.................. 30
SECTION 5.02.  Books, Records and Inspections............................... 31
SECTION 5.03.  Insurance.................................................... 31
SECTION 5.04   Taxes and Liabilities........................................ 31
SECTION 5.05.  Liens........................................................ 31
SECTION 5.06.  Guarantees................................................... 32
SECTION 5.07.  Mergers, Consolidations, Sales............................... 32
SECTION 5.08.  Employee Benefit Plans....................................... 33
SECTION 5.09.  Use of Proceeds.............................................. 33
SECTION 5.10.  Other Agreements............................................. 33
SECTION 5.11.  Interest Coverage Ratio...................................... 33

                                 ARTICLE VI

                     Events of Default and Their Effect


SECTION 6.01   Events of Default............................................ 33
SECTION 6.02   Effect of Event of Default................................... 35

                                ARTICLE VII

               The Agent.................................................... 35


                                ARTICLE VIII

                               Miscellaneous


SECTION 8.01.  Notices...................................................... 37
SECTION 8.02.  Waivers; Amendments.......................................... 38
SECTION 8.03.  Expenses; Indemnity; Damage Waiver........................... 38
SECTION 8.04.  Successors and Assigns....................................... 39
SECTION 8.05.  Survival..................................................... 42
SECTION 8.06.  Counterparts; Integration;
                 Effectiveness.............................................. 42
SECTION 8.07.  Severability................................................. 42
SECTION 8.08.  Right of Setoff.............................................. 43
SECTION 8.09.  Governing Law; Jurisdiction; Consent
                 to Service of Process...................................... 43
SECTION 8.10.  WAIVER OF JURY TRIAL......................................... 43
SECTION 8.11.  Headings..................................................... 44
SECTION 8.12.  Interest Rate Limitation..................................... 44
SECTION 8.13.  Confirmations................................................
SECTION 8.14.  Action of Required Lenders...................................


                                 SCHEDULES


SCHEDULE 2.01.          Commitments
SCHEDULE 3.05.          Litigation
SCHEDULE 3.06.          Liens
SCHEDULE 3.07.          Subsidiaries

                                  EXHIBITS


EXHIBIT A               Form of Assignment and Acceptance
EXHIBIT B-1             Form of Opinion of [    ], internal counsel for the
                          Borrower
EXHIBIT B-2             Form of Opinion of Skadden, Arps, Slate, Meagher & Flom
                          (Illinois), counsel for the Borrower
EXHIBIT C               Form of Interest Election Request
EXHIBIT D               Form of Note


                                    364-DAY COMPETITIVE ADVANCE AND
                           REVOLVING CREDIT FACILITY AGREEMENT dated as of August 8, 2001, among SARA LEE CORPORATION, a Maryland corporation (the "Borrower"); the LENDERS from time to time party hereto; and THE CHASE MANHATTAN BANK, as administrative agent.

                  The Borrower has requested the Lenders (such term, and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) to extend credit to enable it to borrow on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Termination Date a principal amount not in excess of $1,500,000,000 at any time outstanding. The Borrower has also requested the Lenders to establish procedures pursuant to which the Borrower may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrower maturing on or prior to the Termination Date. The proceeds of borrowings hereunder are to be used, together with the proceeds of borrowings under the Bridge Credit Agreement, to finance the Acquisition, to refinance certain indebtedness of the Borrower and Earthgrains, to pay related fees and expenses and for general corporate purposes.

                  The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

                  Accordingly, the parties hereto agree as follows:


                                 ARTICLE I

                                Definitions

                  SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                  "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "Acquisition" means the acquisition by the Borrower of all the outstanding common stock of Earthgrains pursuant to the Offer and the Merger, for an aggregate purchase price of approximately $2,800,000,000 (which amount includes the assumption of certain indebtedness of Earthgrains), pursuant to the Acquisition Agreement.

                  "Acquisition Agreement" means the Agreement and Plan of Merger dated June 29, 2001, by and among the Borrower, the Purchaser and Earthgrains, as amended, supplemented, restated or otherwise modified from time to time.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Agent.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent appointed pursuant to Article VII.

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and
(b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

                  "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Commitments.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                  "Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

                  "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

                  "Bridge Credit Agreement" means the 364-Day Bridge Competitive Advance and Revolving Credit Facility Agreement dated as of the date hereof among the Borrower, certain lenders and Chase, as administrative agent.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  "Chase" means The Chase Manhattan Bank, a New York banking corporation.

                  "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum permitted amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to
Section 8.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $1,500,000,000.

                  "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

                  "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

                  "Competitive Bid Request" means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

                  "Competitive Loan" means a Loan made pursuant to Section
2.04.

                  "Continuing Director" means at any date a member of the Borrower's board of directors who (a) was a member of such board 24 months prior to such date or (b) was nominated or elected by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "dollars" or "$" refers to lawful money of the United States of America.

                  "Earthgrains" means The Earthgrains Company, a Delaware corporation.

                  "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Controlled Group" means the Borrower, the Subsidiaries and all other members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, as the case may be, are treated as a single employer under Section 414(b) or Section 414(c) of the Code.

                  "ERISA Multiemployer Plan" means an ERISA Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower, any Subsidiary or any other member of the ERISA Controlled Group is a party and to which more than one employer is obligated to make contributions.

                  "ERISA Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower, any Subsidiary or any other member of the ERISA Controlled Group may have any liability.

                  "ERISA Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to an ERISA Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of
Section 412 of the Code and of Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with
Section 412(d) of the Code.

                  "ERISA Single Employer Plan" means an ERISA Plan maintained by the Borrower, any Subsidiary or any other member of the ERISA Controlled Group for employees of the Borrower, any Subsidiary or any other member of the ERISA Controlled Group, as the case may be.

                  "ERISA Termination Event" means: (a) the withdrawal of the Borrower, any Subsidiary or any other member of the ERISA Controlled Group from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or (b) the filing of a notice of intent to terminate an ERISA Plan or the treatment of an ERISA Plan amendment as a termination under Section 4041 of ERISA; or (c) the institution of proceedings to terminate an ERISA Plan by the PBGC; or (d) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

                  "ERISA Unfunded Liabilities" means the sum of (a) in the case of an ERISA Single Employer Plan, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all of such Plan's assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan plus (b) in the case of any ERISA Multiemployer Plan, the withdrawal liability of the Borrower, the Subsidiaries and any other member of the ERISA Controlled Group, as the case may be, under such Plan.

                  "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

                  "Eurodollar Office" means with respect to any Lender the office or offices of such Lender or its affiliates or subsidiaries which shall be making or maintaining the Eurodollar Loans of such Lender hereunder. A Eurodollar Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

                  "Eurodollar Reserve Percentage means, with respect to the Interest Period for any Eurodollar Loan, the applicable percentage (rounded upwards, if necessary, to the nearest 1/100 of 1%) in effect as of the first day of such Interest Period (expressed as a decimal) relating to the class of banks of which the relevant Lender is a member prescribed by the Board (or any successor) for determining the maximum aggregate reserve requirements (including all basic, supplemental, marginal and other reserves) applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Board which prescribes reserve requirements applicable to "Eurocurrency liabilities" as presently defined in Regulation D.

                  "Event of Default" means the occurrence of any one or more of the events described in Section 6.01 which is not remedied in the period, if any, and after any notice, if required, in each case as provided therein.

                  "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fiscal Quarter" means a 13 week or 14 week, as the case may be, fiscal reporting period of the Borrower ending on the Saturday occurring on the last day of each March, June, September and December of each year or if the last day of any such month is not a Saturday, the Saturday occurring closest to each such relevant date of such year, as the case may be.

                  "Fiscal Year" means a 52 or 53 week, as the case may be, fiscal reporting period of the Borrower ending on the Saturday closest in time to July 1 of the relevant year.

                  "Fixed Rate" means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

                  "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

                  "GAAP" means generally accepted accounting principles in the United States of America.

                  "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with
Section 2.06.

                  "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

                  "Interest Period" means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, in the case of a Eurodollar Competitive Borrowing, such other period thereafter as the Borrower may specify in the applicable Competitive Bid Request), as the Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                  "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance.

                  "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "Lien" means, with respect to any asset, any mortgage, pledge, title retention lien or other lien, encumbrance or security interest of any kind in respect of such asset.

                  "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

                  "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

                  "Maturity Date" shall mean the Termination Date, unless extended pursuant to Section 2.07, in which case "Maturity Date" shall mean the first anniversary of the Termination Date.

                  "Merger" has the meaning set forth in Section 1.4 of the Acquisition Agreement.

                  "Note" means any of the promissory notes prepared, exectued and delivered pursuant to Section 2.08(e).

                  "Offer" means a cash tender offer by the Purchaser, pursuant to the Acquisition Agreement, to acquire all shares of the issued and outstanding common stock, par value $0.01 per share, of Earthgrains, together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, issued pursuant to the Rights Agreement (as defined in the Acquisition Agreement) for $40.25 per share, net to the seller in cash.

                  "Other Taxes" has the meaning set forth in Section 2.19.

                  "PBGC" means the Pension Benefit Guaranty Corporation and its successors and assigns.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

                  "Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Principal Property" means any single manufacturing or processing plant or warehouse located within the United States, excluding its territories and possessions, owned or leased by the Borrower or any Restricted Subsidiary, the gross book value (without deduction of depreciation reserves) of which exceeds 1% of Tangible Assets, except any such plant or warehouse or portion thereof which the Board of Directors of the Borrower by resolution declares is not of material importance to the total business conducted by the Borrower and the Restricted Subsidiaries taken as a whole.

                  "Purchaser" means SLC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Borrower.

                  "Register" has the meaning set forth in Section 8.04.

                  "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VI, and for all purposes after the Loans become due and payable pursuant to Article VI or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

                  "Restricted Subsidiary" means any Subsidiary (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, excluding its territories and possessions, or (b) which owns or leases a Principal Property; provided, however, that this shall not include any Subsidiary (x) engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company, (y) the principal business of which consists of owning, dealing in, leasing or developing of real property or (z) the principal assets of which are stock or indebtedness of corporations which are not Restricted Subsidiaries.

                  "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans at such time.

                  "Revolving Loan" means a Loan made pursuant to Sections
2.01 and 2.03.

                  "Subsidiary" means any Person of which the Borrower and/or any of the Subsidiaries (as defined in this definition) owns or controls, directly or indirectly, such number of outstanding equity interests as have 50% or more of the ordinary voting power represented by the equity interests in such Person.

                  "Tangible Assets" means the Borrower's Total Assets excluding intangible assets as reflected on the Borrower's most recent balance sheet delivered pursuant to Section 5.01 or referred to in Section
3.04 as of the date of determination.

                  "Tax" has the meaning set forth in Section 2.19.

                  "Termination Date" means August 7, 2002.

                  "Total Assets" mean the total consolidated assets of the Borrower and the Subsidiaries according to the relevant consolidated balance sheet of the Borrower.

                  "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate, in the case of a Revolving Loan or Borrowing, or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

                   "Unmatured Event of Default" means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

                  SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

                  SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                  SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                 ARTICLE II

                                The Credits

                  SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

                  SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                  (b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                  (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, and at the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Revolving Borrowings outstanding.

                  (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

                  SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in a form approved by the Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (i) the aggregate amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business Day;

                  (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                  (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

                  SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Competitive Bid Request in a form approved by the Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

                  (i) the aggregate amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business Day;

                  (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

                  (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

                  (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Agent and must be re ceived by the Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Agent may be rejected by the Agent, and the Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and
(iii) the Interest Period applicable to each such Loan and the last day thereof.

                  (c) The Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

                  (d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Agent by telephone, confirmed by telecopy in a form approved by the Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

                  (e) The Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

                  (f) If the Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Agent pursuant to paragraph (b) of this Section.

                  SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or, in the case of an ABR Borrowing Request made after 9:00 a.m., New York City time, on the date of a proposed Borrowing, three hours after receipt by the Agent of the Borrowing Request), to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request.

                  (b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender's share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

                  SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

                  (b) To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in the form of Exhibit C hereto or any other form approved by the Agent and signed by the Borrower.

                  (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar
Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period."

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

                  (d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing
(i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                  SECTION 2.07. Termination and Reduction of Commitments; Extension of Maturity Date. (a) Unless previously terminated, the
Commitments shall terminate on the Termination Date.

                  (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000, (ii) any outstanding Loans that would exceed the reduced Commitments must be prepaid together with any payments required under Section 2.17 and (iii) no such termination or reduction shall be made that would reduce the aggregate available Commitments of all Lenders to an amount less than the aggregate Competitive Loans then outstanding.

                  (c) The Borrower shall notify the Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

                  (d) The Borrower may by written notice delivered to the Agent not less than ten and not more than 20 days prior to the Termination Date extend the Maturity Date from the Termination Date to the first anniversary of the Termination Date; provided that no Event of Default shall have occurred and be continuing as of the Termination Date.

                  SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                  (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit D hereto or any other form approved by the Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

                  SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section and to Section 2.17; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

                  (b) The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or
(ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

                  SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Agent for the account of each Lender a facility fee, which shall accrue at the rate of .06% per annum on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, on each date on which the Commitments terminate or are reduced (in such case payable only with respect to the portion so reduced) and on the Maturity Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the Maturity Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (b) The Borrower agrees to pay to each Lender, through the Agent, for each day on which the aggregate outstanding principal amount of the Loans is greater than 50% of the aggregate Commitments (including each day on which any Loan is outstanding after the termination of the Commitments), a utilization fee of 0.10% per annum on the aggregate principal amount of the outstanding Loans of such Lender on such day. Accrued utilization fees will be payable on the last day of March, June, September and December of each year, on each date on which the Commitments terminate or are reduced (in such case payable only with respect to the portion so reduced) and on the Maturity Date, commencing on the first such date to occur after the date hereof.

                  (c) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agent in the fee letter dated June 29, 2001 (the "Fee Letter").

                  (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent for distribution, in the case of facility fees and utilization fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

                  SECTION 2.11. Interest. (a) The Loans comprising each ABR Revolving Borrowing shall bear interest at the Alternate Base Rate.

                  (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus (i) in the case of a Eurodollar Revolving Loan, (A) prior to the Termination Date, 0.19% per annum, and (B) on and after the Termination Date, 0.29% per annum, or (ii) in the case of a Eurodollar Competitive Loan, the Margin obtained from bids selected by the Borrower in accordance with Section 2.04.

                  (c) Each Fixed Rate Competitive Loan shall bear interest at the rate obtained from bids selected by the Borrower in accordance with
Section 2.04.

                  (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

                  (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and
(iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on the principal balance of the Loan so converted shall be payable on the effective date of such conversion.

                  (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

                  SECTION 2.12. Payments Generally; Pro Rata Treatment; Sharing of Set- offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.17, 2.18 or 2.19, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Section 2.13, 2.17, 2.18, 2.19 and 8.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

                  (b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                  (c) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

                  (d) If any Lender shall fail to make any payment required to be made by it hereunder, then the Agent may, in its discretion
(notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender's obligations until all such unsatisfied obligations are fully paid.

                  SECTION 2.13. Increased Costs. (a) If after the date hereof, any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, any central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Eurodollar Office of such Lender) with any request or directive (whether or not having the force of law) or any such authority, central bank or comparable agency, shall subject any Lender (or any Eurodollar Office of such Lender) to any tax, duty or other charge with respect to its Eurodollar Loans or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Lender or its Eurodollar Office imposed by the jurisdiction in which such Lender's principal executive office or Eurodollar Office is located); or shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board, but excluding any portion of any such reserve previously included in the determination of interest rates of Eurodollar Loans), special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or any Eurodollar Office of such Lender); or shall impose on any Lender (or any Eurodollar Office of such Lender) any other condition affecting its Eurodollar Loans or its obligation to make Eurodollar Loans; and the result of any of the foregoing is to increase the cost to such Lender (or any Eurodollar Office of such Lender) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or any Eurodollar Office of such Lender) under this Agreement with respect thereto, then within 30 days after demand by such Lender (which demand shall be accompanied by a written statement setting forth the basis of such demand), with a copy to the Agent, the Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or reduction; provided, however, that the Borrower shall not be required to pay any additional amounts pursuant to this paragraph (a) for any such increased cost or reduction incurred more than 90 days prior to such Lender's demand for payment.

                  (b) If any Lender shall reasonably determine that the capital adequacy guidelines or any change after the date of this Agreement in the capital adequacy guidelines, or the introduction of, or any change in any applicable law, rule or regulation, applicable to commercial banks generally, regarding capital adequacy, or any change in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar Office or any holding company controlling such Lender) with any request or directive issued, but not effective as of the date of this Agreement, or hereafter applicable to commercial banks generally regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or its Eurodollar Office's or its holding company's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender to the Borrower (with a copy to the Agent) of a written request therefor, and within 90 days after the incurrence of such costs, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. A certificate as to any additional amounts payable pursuant to this paragraph (b) shall be submitted by such Lender to the Borrower. As used in this paragraph (b), "capital adequacy guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

                  (c) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section, and will designate a different Eurodollar Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

                  SECTION 2.14. Basis for Determining Interest Rate for Eurodollar Loans Is Inadequate or Unfair. If with respect to any Interest Period for any Eurodollar Loan:

                  (a) the Agent determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the interbank market arising after the date of this Agreement adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate, or

                  (b) Lenders whose aggregate Applicable Percentages total 30% or more give notice to the Agent prior to the first day of such Interest Period that the LIBO Rate as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding such Loans for such Interest Period, then, (i) the Agent shall promptly notify the Borrower and the Lenders thereof and (ii) so long as such circumstances shall continue, no Lender shall be under any obligation to make any Eurodollar Loan so affected and any such Loan shall be made as an ABR Loan (unless the Borrower shall have previously rescinded in writing its request for such Eurodollar Loan). If circumstances subsequently change so that the conditions specified in paragraph (a) or (b) above no longer exist, the Agent (in the case of paragraph (a)) or the specified Lenders (in the case of paragraph (b)) shall notify the Borrower of the reinstated availability of Eurodollar Loans.

                  SECTION 2.15. Changes in Law Rendering Certain Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or in the interpretation thereof by any judicial, governmental or other regulatory authority charged with the interpretation, implementation or administration thereof, makes it unlawful for any Lender to make, maintain or fund Eurodollar Loans, then (a) such Lender shall promptly notify the Agent and the Agent shall promptly notify each of the other parties hereto, (b) the obligation of Lenders to make the Eurodollar Loans made unlawful for such Lender shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness and (c) if such Lender so requests, the Borrower shall on the last day of the respective Interest Periods then in effect with respect thereto or, if earlier, on the latest date as may be required by the relevant law, regulation or interpretation, repay all then outstanding Eurodollar Loans of each Lender made unlawful for such Lender or convert such Eurodollar Loans to ABR Loans. If circumstances subsequently change so that such affected Lender shall determine that it is no longer so affected, such Lender will promptly notify the Borrower and the Agent, and upon receipt of such notice, the obligations of all Lenders to make or continue Eurodollar Loans shall be reinstated.

                  SECTION 2.16 Substitution of Lenders. If the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to
Section 2.15 for more than three consecutive months or any Lender has demanded compensation under Section 2.13, the Borrower, provided no Event of Default exists under paragraph (a) or (c) of Section 6.01, shall have the right to substitute a bank or banks (which may be one or more of the Lenders) reasonably satisfactory to the Agent to purchase such Lender's Loans, subject to the indemnity provisions of Section 2.17, and to assume the Commitment of such Lender. Upon such purchase and assumption of such substituted bank or banks, the obligations of such Lender hereunder shall be discharged and such Lender shall cease to be obligated to make further Loans and such Lender's Commitment shall be reduced to zero.

                  SECTION 2.17. Funding Indemnification. If: (a) any payment of a Eurodollar Loan or Fixed Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, including, without limitation, pursuant to any reduction of the Commitments; or (b) any prepayment of any Eurodollar Loan or Fixed Rate Loan required to be made pursuant to this Agreement, including, without limitation, pursuant to Section 2.15, is not made on the date specified by the Borrower for any reason; or (c) any Eurodollar Loan or Fixed Rate Loan is not made or converted on the date specified by the Borrower for any reason, other than default by one or more of the Lenders; the Borrower will indemnify each Lender, upon demand (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) for all losses incurred by each such Lender resulting therefrom, including, without limitation, any costs in liquidating or employing deposits acquired to fund or maintain such Eurodollar Loan or Fixed Rate Loan. For this purpose, all notices to the Agent pursuant to this Agreement with respect to borrowings, repayments and commitment reductions shall be deemed to be irrevocable.

                  SECTION 2.18. Regulation D Compensation. Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on each Eurodollar Loan, additional interest on such Eurodollar Loan at a rate per annum determined by such Lender up to but not greater than the excess of (a) (i) the LIBO Rate applicable to such Eurodollar Loan during the relevant Interest Period which is incurred by such Lender during such Interest Period divided by (ii) one minus the Eurodollar Reserve Percentage which is incurred by such Lender from time to time during such Interest Period over (b) the LIBO Rate applicable to such Eurodollar Loan. Any Lender wishing to require payment of such additional interest shall notify the Borrower at least five Business Days prior to each date on which interest is payable on such Eurodollar Loan of the amount then due it under this Section.

                  SECTION 2.19. Taxes. (a) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change, after the date hereof, in any law, treaty, rule, regulation, guideline or determination of a governmental authority or any change in the interpretation or application thereof by a governmental authority but excluding, in the case of each Lender and the Agent, such taxes (including net income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, net income by the United States of America or any governmental authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains an office, branch, subsidiary or affiliate (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the Commitments, or the Loans being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other governmental authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the office, branch, subsidiary or affiliate or any other office that a Lender may claim as an office, branch, subsidiary or affiliate, or (z) after such Lender's selection and designation of any other office, branch, subsidiary or affiliate, to such payments made to such other office, branch, subsidiary or affiliate, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another office, branch, subsidiary or affiliate of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other office, branch, subsidiary or affiliate of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Commitments, or such Lender.

                  (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or other similar taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, this Agreement, the Commitments, or the Loans (hereinafter referred to as "Other Taxes").

                  (c) The Borrower indemnifies each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any governmental authority on amounts payable under this Section) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days after the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Agent under this Section submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate governmental authorities, the Borrower shall promptly (and in any event not later than 30 days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled. If any Taxes are paid by a Lender and the Lender is reimbursed by the Borrower, but the Lender subsequently receives a refund of such Taxes, it will promptly remit such refund to the Borrower.

                  (d) Within 30 days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

                  (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

                  (f) Without limiting the obligations of the Borrower under this Section, each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to the Borrower and the Agent on or before the date hereof, or, if later, the date on which such Lender becomes a Lender pursuant to
Section 8.04, two duly executed copies of IRS Form W-8BEN or W-8ECI, certifying in either case that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to the Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this Section.

                  (g) Any Lender requesting compensation under this Section
2.19 shall use its reasonable efforts to notify the Borrower and the Agent in writing of any change in law, policy, rule, guideline or directive giving rise to such demand for compensation not more than 60 days following the date upon which the responsible account officer for such Lender knows or should have known of such change. Such written demand shall be rebuttably presumed correct for all purposes. If any Lender demands compensation under this Section 2.19 more than 60 days following the date upon which a responsible account officer for such Lender knows or should have known that Taxes or Other Taxes have begun to accrue with respect to which such Lender is entitled to compensation under this Section 2.19, then any Taxes or Other Taxes attributable to the period prior to the 60 day period prior to the date on which such Lender provided such notice and demand for compensation shall be excluded from the indemnity obligations of the Borrower under this Section 2.19.

                  (h) If any Lender or the Agent, as the case may be, is, in its reasonable opinion, able to apply for or otherwise take advantage of any tax credit, tax deduction or other reduction (which reduction is permanent in nature) in tax or similar benefit or tax refund by reason of any withholding or deduction made by the Borrower in respect of a payment made by it hereunder which payment shall have been increased pursuant to this Section 2.19, then such Lender or Agent, as the case may be, will use reasonable efforts to obtain such credit, deduction, benefit or refund and upon receipt thereof will pay to the Borrower such amount (if any) not exceeding the increased amount paid by the Borrower to, or on behalf of, such Lender or Agent, as the case may be, of such part of such credit, deduction, benefit, or refund as it considers is allocable to such withholding or deduction having regard to all its dealings giving rise to similar credits, deductions, benefits, or refunds in relation to the same tax period and to the cost of obtaining the same; provided that nothing herein contained shall interfere with the right of any such Lender or Agent, as the case may be, to arrange its tax affairs in whatever manner it deems fit and in particular no such Lender or Agent, as the case may be, shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any such deduction or withholding in priority to any other reliefs, claims, credits, deductions or refunds available to it. Nothing in this Section 2.19 shall require any Lender or the Agent to make available its tax returns or any other information relating to its taxes which it deems to be confidential.

                  (i) Each Lender hereby confirms to the Borrower that, to the best of its knowledge, such Lender is not aware as of the date hereof of any Tax or Other Tax (or condition that would give rise to any Tax or Other Tax) which would form the basis of a claim by such Lender against the Borrower under this Section 2.19.

                                ARTICLE III

                                 Warranties

                  To induce the Lenders to enter into this Agreement and to make Loans hereunder, the Borrower warrants to the Agent and the Lenders that:

                  SECTION 3.01. Organization, etc. The Borrower is a corporation duly existing in good standing under the laws of the State of Maryland; each Subsidiary is duly existing and in good standing under the laws of the jurisdiction of its organization except where the failure to be in good standing would not have a material adverse impact on the Borrower and its Subsidiaries taken as a whole; and each of the Borrower and each Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to so qualify would not have a material adverse impact on the business of the Borrower and the Subsidiaries taken as a whole.

                  SECTION 3.02. Authorization; No Conflict. The execution and delivery by the Borrower of this Agreement, the Borrowings hereunder, and the performance by the Borrower of its obligations under this Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approvals (if any shall be required), and do not and will not contravene or conflict with any provision of law, regulation or court order or of the articles of incorporation or by-laws of the Borrower or of any agreement binding upon the Borrower.

                  SECTION 3.03. Validity and Binding Nature. This Agreement and any promissory note delivered under Section 2.08(e) is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the availability of the remedy of specific performance.

                  SECTION 3.04. Financial Statements. (a) The Borrower's consolidated financial statements dated July 1, 2000, and March 31, 2001, copies of which have been furnished to each Lender, have been prepared in conformity with GAAP applied on a basis consistent with that of the immediately preceding Fiscal Year or the corresponding period during the immediately preceding Fiscal Year, as the case may be, and accurately present the financial condition of the Borrower and the Subsidiaries at such date and the results of their operations through the fiscal period then ended; and (b) since July 1, 2000, there has been no material adverse change in the financial condition or operations of the Borrower, on a consolidated basis.

                  SECTION 3.05. Litigation and Contingent Liabilities. No litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending or threatened against the Borrower or any Subsidiary which, in the Borrower's good faith judgment would, if adversely determined, materially and adversely affect the validity or enforceability of this Agreement or any promissory note delivered under Section 2.08(e) or the financial condition or continued operations of the Borrower and the Subsidiaries on a consolidated basis, except as set forth (including estimates of the dollar amounts involved) in
Schedule 3.05. Other than any liability incident to such litigation or proceedings, neither the Borrower nor the Subsidiaries, on a consolidated basis, have any material contingent liabilities not provided for or disclosed in the financial statements referred to in Section 3.04.

                  SECTION 3.06. Liens. None of the assets of the Borrower or any Restricted Subsidiary is subject to any Lien, except (a) for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings, (b) Liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, (c) Liens on assets of any corporation which existed at the time of sale, lease or other disposition of the assets of such corporation to the Borrower or a Restricted Subsidiary or at the time such corporation became a Restricted Subsidiary, which in the aggregate are not material to the Borrower and the Subsidiaries on a consolidated basis, and (d) to the extent shown in the financial statements dated July 1, 2000, or in Schedule 3.06.

                  SECTION 3.07. Subsidiaries. The Borrower has no active Subsidiaries, except those set forth in Schedule 3.07 hereto.

                  SECTION 3.08. ERISA. As of July 1, 2000, ERISA Unfunded Liabilities did not exceed $100,000,000. Each ERISA Single Employer Plan complies in all material respects with all applicable requirements of law and regulations. No ERISA Reportable Event or ERISA Termination Event has occurred which would result in a liability to the Borrower or such Subsidiary in excess of $100,000,000. Neither the Borrower nor any Subsidiary has withdrawn, or initiated action to withdraw, from any ERISA Plan which would result in a liability to the Borrower or such Subsidiary in excess of $100,000,000. No action has been taken to terminate any ERISA Plan which would result in a liability to the ERISA Controlled Group in excess of $100,000,000.

                  SECTION 3.09. Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  SECTION 3.10. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  SECTION 3.11. Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board). Margin Stock (as defined in Regulation U of the Board) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

                  SECTION 3.12. Copyrights, Patents and Trademarks. Each of the Borrower and the Subsidiaries owns or is licensed or otherwise has the right to use all of the patents, trademarks, trade names, copyrights, franchises, licenses and rights, as the case may be, necessary for the conduct of its business, except where the failure to have any such right would not have a material adverse effect on the business, operations, property or financial or other condition of the Borrower and the Subsidiaries, taken as a whole, or would not materially adversely affect the ability of the Borrower to perform its obligations under this Agreement.

                  SECTION 3.13. Pari Passu. All the payment obligations of the Borrower to the Agent and the Lenders arising under or pursuant to this Agreement will at all times rank at least pari passu with other unsecured and unsubordinated payment obligations and liabilities, including, without limitation, contingent obligations and liabilities, of the Borrower, other than those which are mandatorily preferred by laws or regulations of general application.

                  SECTION 3.14. Disclosure. The information delivered by or on behalf of the Borrower to the Agent or any Lender in connection with the arrangement of the credit facility established hereby or delivered pursuant hereto (including the information set forth in the Confidential Information Memorandum), when taken as a whole, did not, at the time of delivery, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.


                                 ARTICLE IV

                           Conditions of Lending

                  The obligation of each Lender to make its Loans is subject to the satisfaction of the following conditions precedent (which in the case of the conditions specified in Section 4.01 must be satisfied on or before December 31, 2001):

                  SECTION 4.01. Effective Date. (a) The Agent shall have received all of the following, each duly executed, in form and substance satisfactory to the Agent and with sufficient number of copies to provide for each Lender. All documents referred to in this Section 4.01 which are to be certified, shall be certified by the Secretary or an Assistant Secretary of the Borrower, unless another person is specified herein.

                           (i) Executed Copies. Executed copies of this
                  Agreement (which may include telecopies of executed counterparts) from each party hereto.

                           (ii) Resolutions. A certificate, signed by the
                  Secretary or Assistant Secretary of the Borrower, certifying copies of resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of, and the performance by the Borrower of its obligations under, this Agreement and the other documents to be executed by the Borrower pursuant to this Agreement.

                           (iii) Consents, etc. A certificate, signed by
                  the Secretary or Assistant Secretary of the Borrower, certifying copies of documents evidencing any necessary corporate action, consents and governmental approvals (if any) necessary or required with respect to this Agreement and the other documents provided for in this Agreement or a certificate that no such governmental consents or approvals are necessary or required.

                           (iv) Incumbency and Signatures. A certificate
                  signed by the Secretary or Assistant Secretary of the Borrower listing the names of the officer or officers who have signed this Agreement and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer. (The Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.)

                           (v) Opinion of Counsel for the Borrower. The
                  opinion of internal counsel for the Borrower, addressed to the Agent and the Lenders, in the form of Exhibit B-1; and the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel for the Borrower, addressed to the Agent and the Lenders, in the form of Exhibit B-2.

                           (vi) Articles and By-Laws. A certificate signed
                  by the Secretary or Assistant Secretary of the Borrower certifying copies of the articles of incorporation and by-laws of the Borrower.

                           (vii) Financial Statements. The latest available
                  audited financial statements for each of the Borrower and Earthgrains (in each case as filed with its most recent report on Form 10-K or equivalent report) and such pro forma financial information as shall have been reasonably requested by the Agent.

                           (viii) Other Documents. Such other documents as
                  the Agent or any Lender may reasonably request.

                  (b) The Offer shall have been completed in accordance with applicable law and the terms of the Acquisition Agreement (substantially in the form heretofore delivered to the Lenders), without any modification or waiver of the terms thereof that could materially and adversely affect the rights or interests of the Lenders, and the Borrower shall have acquired a sufficient percentage of the outstanding common shares of Earthgrains to permit the Borrower to acquire the remaining shares through a subsequent merger.

                  (c) After giving effect to the completion of the Offer and the other transactions contemplated in connection with the Acquisition, the assets and liabilities of the Borrower and Earthgrains shall be consistent in all material respects with the pro forma financial information heretofore delivered to the Lenders. The credit facility established under the Fourth Amended and Restated Sara Lee Corporation 364 Day Credit Agreement, dated as of October 13, 2000, among the Borrower, the banks party thereto and Bank One, NA, as Agent, shall have been terminated and all amounts outstanding thereunder repaid.

                  (d) All requisite governmental authorities and third parties shall have approved or consented to the Acquisition to the extent such approvals or consents are required under applicable laws or agreements or otherwise, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Acquisition or the other transactions contemplated hereby.

                  (e) Any amendment, waiver or other modification required in connection with the Acquisition, this Agreement or the transactions contemplated hereby of any agreement governing indebtedness of the Borrower or Earthgrains that will remain outstanding after the Acquisition shall have become effective and shall be reasonably satisfactory in all material respects to the Agent.

                  (f) The Bridge Credit Agreement shall have been executed and delivered and shall have become effective.

                  (g) The warranties in Article III shall be true and correct in all material respects on and as of the Effective Date.

                  (h) No Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the Effective Date.

                  (i) All fees and, to the extent invoiced and subject to the terms of the Fee Letter, all reasonable expenses payable by the Borrower to the Agent and the Lenders in connection with the transactions contemplated hereby shall have been paid.

                  SECTION 4.02. All Loans. The obligation of each Lender to make any Loan is subject to the conditions precedent that (a) no Event of Default has occurred and is continuing at the time of, and after giving effect to, such Loan; (b) the warranties contained in Article III (other than the warranties contained in Section 3.04(b) and 3.07) are true and correct as of the date of, and after giving effect to, such Loan with the same effect as though made on the date of such Loan (after, in the case of Section 3.05 and 3.06, taking account of any schedule or report theretofore delivered to the Lenders supplementing the information set forth in Section
3.05 and 3.06, or in the Exhibits and other documents referred to in
Section 3.05 or 3.06); and (c) with respect to any Loan which would increase the aggregate outstanding principal balance of Loans, no Unmatured Event of Default has occurred and is continuing at the time of, and after giving effect to, such Loan, it being understood that each request for such a Loan by the Borrower shall be deemed to constitute a warranty by the Borrower that the conditions precedent set forth in this Section 4.02 are and will be satisfied as of the date of such request and as of the date of, and after giving effect to, such Loan.

                  SECTION 4.03. Documents. The Borrower shall have provided such other documents as the Agent may reasonably request, including, without limitation, (a) in the case of each Loan other than the initial Loan, duly executed and updated copies or other confirmations of the continuing effectiveness of any or all of the documents provided for in
Section 4.01 and 4.02 and (b) in the case of the initial Loan, a certificate (in sufficient number of counterparts to provide one for each Lender) dated the date of the initial Loan and signed by the President, Executive Vice President, Vice Chairman, Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower as to the matters set out in Section 4.02.

                                 ARTICLE V

                            Borrower's Covenants

                  Until the expiration or termination of the Commitments and thereafter until all obligations of the Borrower hereunder are paid in full, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, the Borrower will:

                  SECTION 5.01. Reports, Certificates and Other
Information. Furnish to each Lender:

                           (a) Audit Report. Within 100 days after each
Fiscal Year, a copy of an unqualified audit report of the Borrower and the Subsidiaries prepared on a consolidated basis and in conformity with GAAP applied on a basis consistent with the audited consolidated financial statements of the Borrower and the Subsidiaries as of July 1, 2000, duly certified by independent certified public accountants of recognized standing selected by the Borrower, together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual audit report by such accountants, they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing, or if they have become aware of any such event, describing it and the steps, if any being taken to cure it.

                           (b) Interim Reports. Within 75 days after each
of the first three Fiscal Quarters of each Fiscal Year, a copy of unaudited financial statements of the Borrower and the Subsidiaries prepared in the same manner as the audit report referred to in paragraph (a) above, signed by the President, the Chief Financial Officer or the Treasurer of the Borrower and consisting of at least a balance sheet as at the close of such quarter and statements of earnings and source and application of funds for such quarter and for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter.

                           (c) Certificates. Contemporaneously with the
furnishing of a copy of each annual audit report provided for in paragraph
(a) above and of each set of quarterly statements provided for in paragraph
(b) above, a certificate dated the date of such annual report or quarterly statements and signed by the President, the Chief Financial Officer or the Treasurer of the Borrower, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if there is any such event, describing it and the steps, if any being taken to cure it.

                           (d) Reports to SEC and to Shareholders. Copies
of each material filing and report made by the Borrower or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Borrower or any Subsidiary to shareholders generally, promptly upon the filing or making thereof.

                           (e) Notice of Default, Litigation and ERISA
Matters. Forthwith upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower or the Subsidiary affected with respect thereto: (a) the occurrence of an Event of Default; (b) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which is material to the Borrower and the Subsidiaries on a consolidated basis; (c) the occurrence of any material ERISA Reportable Event or material ERISA Termination Event; or (d) the institution of steps by any member of the ERISA Controlled Group to withdraw from, or the institution of any steps to terminate, a material ERISA Plan under which any member of the ERISA Controlled Group may have any liability.

                           (f) Other Information. From time to time such
other information concerning the Borrower and the Subsidiaries as any Lender or the Agent may reasonably request.

                  SECTION 5.02. Books, Records and Inspections. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records. Access by any Lender or the Agent to the books and records of the Borrower and of any Subsidiary and inspection of the properties and operations of the Borrower and of any Subsidiary by any Lender or the Agent may be made upon one Business Day's prior notice by such Lender or Agent to the Borrower or such Subsidiary, as the case may be.

                  SECTION 5.03. Insurance. Maintain, and cause each Subsidiary to maintain, such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities as is customarily maintained by companies similarly situated.

                  SECTION 5.04. Taxes and Liabilities. Pay, and cause each Subsidiary to pay, when due all taxes, assessments and other liabilities, except as contested in good faith and by appropriate proceedings.

                  SECTION 5.05. Liens. Not, and not permit any Restricted Subsidiary to, create or permit to exist any Lien upon any Principal Property, except:

                           (a) Liens in favor of the Borrower or a
         Subsidiary;

                           (b) a Lien consisting of a purchase money mortgage not exceeding 100% of the fair market value of the asset acquired as a result of the purchase money mortgage by which such Lien was created or assumed, provided such Lien attaches only to such asset;

                           (c) Liens existing on acquired property;

                           (d) tax, materialmen's, mechanic's and judgment Liens, Liens arising by operating of law and other similar liens;

                           (e) Liens in favor of any state or local government or governmental agency in connection with tax-exempt financings;

                           (f) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

                           (g) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings;

                           (h) other Liens arising in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

                           (i) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; or

                           (j) Liens not otherwise permitted by this
         Section 5.05 upon any Principal Property in an aggregate principal amount at any one time outstanding not to exceed 10% of Tangible Assets.

Anything in this Section 5.05 to the contrary notwithstanding, neither the Borrower nor any Restricted Subsidiary shall create any Lien on its assets in favor of any Subsidiary which is not a Restricted Subsidiary if, after giving effect to any such Lien, the aggregate of all such Liens for the Borrower and such Restricted Subsidiaries shall exceed at any one time an amount equal to 20% of Total Assets; and no Subsidiary which is not a Restricted Subsidiary shall create any Lien on its assets in favor of any person or entity (other than the Borrower or a Subsidiary) if, after giving effect to any such Lien, the aggregate of all such Liens for all Subsidiaries which are not Restricted Subsidiaries at such time shall exceed at any one time an amount equal to 20% of Total Assets.

                  SECTION 5.06. Guarantees. Not, and not permit any Subsidiary to, become or be a guarantor of any indebtedness for borrowed money of any other person or entity, except for (a) the endorsement, in the ordinary course of collection, of instruments payable to it or to its order, (b) guarantees by the Borrower of the obligations of Subsidiaries or partnerships whose financial statements are consolidated with those of the Borrower, (c) guarantees by Subsidiaries of the obligations of the Borrower or other Subsidiaries, (d) guarantees of the obligations of employee stock ownership plans sponsored by the Borrower which, in the aggregate for all such guarantees at any one time outstanding, do not exceed $400,000,000,
(e) guarantees issued in connection with industrial revenue bonds or similar tax exempt or taxable municipal obligations issued for the benefit of the Borrower or a Subsidiary, and (f) other guarantees (other than those referred to in the foregoing clauses (a) through (e) and guarantees with respect to indebtedness which is included on a consolidated balance sheet of the Borrower), which, in the aggregate for all such guarantees at any one time outstanding, do not exceed 10% of the Borrower's Tangible Assets.

                  SECTION 5.07. Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to, merge or consolidate with or into any Person or lease, sell or otherwise dispose of all or substantially all of its assets to any other Person, except that:

                           (a) any Subsidiary may merge or consolidate with or into, or lease or sell or otherwise dispose of any or all of its property, assets or business to, the Borrower or another Subsidiary, provided that, at the time of, and after giving effect to, any such merger, consolidation, lease, sale or other disposition, Total Assets located in the United States are not less than 150% of the sum of the total Commitments (or, after the Commitments shall have terminated, the total Revolving Credit Exposures) at such time;

                           (b) the Borrower or a Subsidiary may acquire
another corporation by merger, provided that the Borrower or a Subsidiary is the survivor of such merger and the consummation thereof does not create or result in an Event of Default; and

                           (c) the Borrower or any Subsidiary may lease,
sell or otherwise dispose of assets in each Fiscal Year if the cumulative book value of such assets in any Fiscal Year is less than 20% of the Borrower's Total Assets at the beginning of such Fiscal Year. The book value of each asset leased, sold or disposed of is calculated as of the date of the relevant lease, sale or disposition.

                  SECTION 5.08. Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each ERISA Plan as to which it may have any liability in compliance with all applicable requirements of law and regulations.

                  SECTION 5.09. Use of Proceeds. Not use or permit any proceeds of the Loans to be used in any manner which would violate or cause any Lender to be in violation of Regulations T, U or X of the Board.

                  SECTION 5.10. Other Agreements. Not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

                  SECTION 5.11. Interest Coverage Ratio. Maintain as at the end of each Fiscal Quarter (calculated on a rolling four quarter basis), a ratio of (a) consolidated pre-tax income (exclusive of non-cash extraordinary gains and losses and non-cash restructuring charges, with cash gains, losses, and/or restructuring charges included as and when they occur) plus net interest due or paid on indebtedness for borrowed money to
(b) net interest due or paid on indebtedness for borrowed money, in each case calculated for the Borrower and the Subsidiaries, on a consolidated basis, of not less than 2.00 to 1.00.

                                 ARTICLE VI

                     Events of Default and Their Effect

                  SECTION 6.01. Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

                  (a) Non-Payment of Loans, etc. A default in the payment when due of any principal of any Loan and continuance for five Business Days; or default in the payment when due of any interest on any Loan, fee or other amount payable hereunder and continuance thereof for five Business Days.

                  (b) Cross-Default. A default in the payment when due, after giving effect to any applicable grace period and whether by acceleration or otherwise, of any other indebtedness for borrowed money (except the failure to make payment when due if such failure results solely from nonpayment by reason of mistake, oversight or transfer difficulties and does not continue beyond five Business Days after receipt of written notice from the holders of such indebtedness) of the Borrower or any Restricted Subsidiary (except any such indebtedness of the Borrower or any Subsidiary to the Borrower or a Subsidiary) or default in the performance or observance of any other obligation or condition with respect to any such other indebtedness, if the effect of such default is to accelerate the maturity of any such indebtedness prior to its expressed maturity, provided, however, that the aggregate amount of indebtedness affected as aforesaid at any one time shall equal at least 3% of Tangible Assets.

                  (c) Bankruptcy, Insolvency, etc. The Borrower or any Restricted Subsidiary becomes insolvent or is generally unable to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Borrower or any Restricted Subsidiary applies for, or consents in writing to, the appointment of, a trustee, receiver or other custodian for the Borrower or any Restricted Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or a trustee, receiver or other custodian is appointed for the Borrower or any Restricted Subsidiary or for a substantial part of the property of any thereof and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of the Borrower or any Restricted Subsidiary and if such case or proceeding is not commenced by the Borrower or such Restricted Subsidiary, it is consented to or acquiesced in by the Borrower or any Restricted Subsidiary, or remains for 30 days undismissed; or the Borrower or any Restricted Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

                  (d) Non-Compliance with this Agreement. Failure by the Borrower to comply with or to perform any provision of this Agreement applicable to the Borrower (and not constituting an Event of Default under any other provision of this Article VI) and continuance of such failure for 30 days after notice thereof to the Borrower from the Agent, any Lender or the holder of any Loan.

                  (e) Warranties. Any representation or warranty made by the Borrower herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Borrower to any Agent or any Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified or deemed to be made.

                  (f) ERISA. ERISA Unfunded Liabilities shall exceed $100,000,000 in the aggregate at any one time for the Borrower, the Subsidiaries and the other members of the ERISA Controlled Group, as the case may be, or there shall exist an ERISA Termination Event which imposes any material liability on the Borrower, any Subsidiary or any other member of the ERISA Controlled Group, as the case may be, or there shall exist a material ERISA Reportable Event.

                  (g) Judgments. Final judgment for the payment of money shall be rendered by a court against the Borrower or any Restricted Subsidiary and such judgment shall not be discharged (or provision shall not be made for such discharge), a stay of execution thereof shall not be procured, or such judgment shall not be paid or bonded to the reasonable satisfaction of the Required Lenders within 30 days from the date of entry thereof and the Borrower or any Restricted Subsidiary, as the case may be, shall not, within said period of 30 days or such longer period during which the execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, provided, however, that the amount of all such outstanding judgments shall in the aggregate at any one time equal at least 3% of Tangible Assets (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment).

                  (h) Change of Control. Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 50% or more of the outstanding shares of common stock of the Borrower and Continuing Directors no longer constitute a majority of the board of directors of the Borrower.

                  SECTION 6.02. Effect of Event of Default. If any Event of Default described in Section 6.01(c) shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and all Loans and all other amounts payable hereunder shall become immediately due and payable, all without notice of any kind; and in the case of any other Event of Default, the Agent may (and upon written request of the Required Lenders shall) declare the Commitments (if they have not theretofore terminated) to be terminated and all Loans and all other amounts payable hereunder to be immediately due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and all Loans and all other amounts payable hereunder shall become immediately due and payable, all without notice of any kind. The Agent shall promptly advise the Borrower and each Lender of any such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in
Section 6.01(a) or Section 6.01(c) may be waived by the written consent of all the Lenders and the effect as an Event of Default of any other event described in this Article VI may be waived by the written consent of the Required Lenders.


                                ARTICLE VII

                                 The Agent

                  Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

                  The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

                  The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it (i) with the consent of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in
Section 8.02); (ii) at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02); or (iii) in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into
(i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein (except insofar as a determination by the Agent is required for such satisfaction), other than to confirm receipt of items expressly required to be delivered to the Agent.

                  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                  The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

                  Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower in writing. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall replace and be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

                  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and informa tion as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                  Each party to this Agreement acknowledges that neither the Syndication Agent nor any of the Co-Documentation Agents shall have any separate duties, responsibilities, obligations or authority under this Agreement in such capacity.


                                ARTICLE VIII

                               Miscellaneous

                  SECTION 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to the Borrower, to it at Sara Lee Corporation, Three First National Plaza, Chicago, Illinois 60602, Attention of Assistant Treasurer - Capital Markets (Telecopy No. (312) 558-8567);

                  (b) if to the Agent, to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Janet Belden (Telecopy No.
         (212) 552-5658), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Robert Krasnow (Telecopy No. (312) 541-6222); and

                  (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                  SECTION 8.02. Waivers; Amendments. (a) No delay by the Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Event of Default at the time.

                  (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders; provided that the consent of all affected Lenders will be required with respect to (i) reductions in the unpaid principal amount or extensions of the scheduled date for the payment of principal of any Loan, (ii) reductions in interest rates or fees or extensions of the dates for payment thereof, (iii) increases in the amounts or extensions of the expiry date of the Lenders' commitments, and the consent of 100% of the Lenders will be required with respect to (x) changes to Section 2.12(b) or (c) that would alter the pro rata sharing of payments required thereby or to the last sentence of Section 2.07(c) which would alter the pro rata reduction of Commitments thereby, (y) changes to any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or (z) the amendment or waiver of the last sentence of Section 4.01(c); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

                  SECTION 8.03. Expenses; Indemnity; Damage Waiver. Subject to the terms of the Fee Letter (a) the Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (and the Lenders for documentary taxes) associated with the arrangement, syndication and administration of the credit facilities provided for herein and the preparation, execution, delivery and administration of the credit documentation and any amendment, modification or waiver with respect thereto, including the reasonable fees, charges and disbursements of counsel for the Agent (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agent or any Lender, including the fees, charges and disbursements of any counsel for the Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or in connection with the Loans made hereunder, including all such out- of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

                  (b) The Borrower shall indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and expenses incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee or from the Indemnitee's breach of its obligations under this Agreement.

                  (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

                  (d) All amounts due under this Section shall be payable on demand.

                  SECTION 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Any Lender may assign and sell to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), and all assignments will be by novation; provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $10,000,000 unless each of the Borrower and the Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,000, and (v) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (c) of Section 6.01 has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Accep tance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, 2.17, 2.18,
2.19 and 8.03 incurred during the time period for which such party was Lender hereunder). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph
(e) of this Section.

                  (c) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (e) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) with respect to a participation in any Lender's Commitment, the Borrower must give its prior written consent to such sale (which consent shall not be unreasonably withheld) and (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, 2.17, 2.18 and 2.19 during the time period for which such party is a Participant to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

                  (f) A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.17, 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. No Participant shall have the right of setoff provided in Section 8.08 in respect of its participation.

                  (g) The Borrower authorizes each Lender to disclose to any Participant, any prospective Participant or any prospective assignee referred to in paragraph (b) above (i) which is a commercial bank or an insurance company, or a savings and loan association or company, any and all financial and other information in such Lender's possession from time to time; and (ii) which is not a commercial bank or an insurance company or a savings and loan association or company, (A) any and all public financial information and other public information in such Lender's possession from time to time; and (B) after receipt of the written consent of the Borrower and receipt of a confidentiality agreement in form and substance satisfactory to the Borrower and the Agent, executed by the person to receive such information, all other financial and other information in such Lender's possession from time to time which does not constitute public financial information and other public information, as the case may be, concerning the Borrower and the Subsidiaries which has been delivered to such Lender by the Borrower or the Agent, or otherwise obtained by such Lender or the Agent, pursuant to this Agreement or which has been delivered to such Lender by the Borrower or the Agent in connection with such Lender's credit evaluation of the Borrower prior to entering into this Agreement. As used in this paragraph, "public financial information and other public information" means all financial or other information regarding the Borrower and the Subsidiaries, other than that which the Borrower designates in writing as being confidential at the time such information is delivered to any Lender or the Agent and is not generally available to the public at such time; provided, however, such information shall: (i) cease to be confidential when it becomes generally available to the public other than as a result of a disclosure by such Lender's or the Agent's representatives; or (ii) cease to be confidential when it becomes available to such Lender or the Agent on a non-confidential basis from a source other than the Borrower or one of the Borrower's agents; or (iii) be deemed not to be confidential if such information was known to such Lender or the Agent on a non-confidential basis prior to the disclosure of such information to such Lender or the Agent by the Borrower or an agent of the Borrower; or (iv) cease to be confidential when required to be disclosed by law (including statute, rule, regulation or judicial process), including, without limitation, to bank examiners and auditors and appropriate government examining authorities.

                  (h) If, pursuant to this Section 8.04, any interest in this Agreement, any Note or any Loan is transferred to any Participant pursuant to Section 8.04(e) which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Participant, concurrently with the effectiveness of such transfer: (a) to represent to the transferor Lender (for the benefit of the transferor Lender, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the transferor Lender with respect to any payments to be made to such Participant in respect of this Agreement or the Loans; (b) to furnish to the transferor Lender, the Agent and the Borrower either United States Internal Revenue Service Form W-8ECI or United States Internal Revue Service Form W-8BEN (where in such Participant claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder); and (c) to agree (for the benefit of the transferor Lender, the Agent and the Borrower) to provide the transferor Lender, the Agent and the Borrower a new Form W- 8ECI or Form W-8BEN upon the obsolescence of any previously delivered form and comparable statements, in accordance with applicable United States laws and regulations and amendments, duly executed and completed by such Participant, and to comply from time to time with all applicable United States laws and regulations with regards to such withholding tax exemption.

                  (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  SECTION 8.05. Survival. All representations and warranties made by the Borrower herein shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any party hereto or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.17, 2.18, 2.19 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

                  SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 8.07. Severability. Whenever possible, each provision of this Agreement and each Note shall be interpreted in such manner as to be effective and valid under such applicable law, however, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                  SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender. The rights of each Lender under this Section are in addition to other rights and remedies which such Lender may have.

                  SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

                  (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE
LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

                  SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                  SECTION 8.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

                  SECTION 8.13. Confirmations. The Borrower and each Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans of such Lender.

                  SECTION 8.14. Action of Required Lenders. As to any provision of this Agreement under which action may be taken or approval, consent or waiver may be given by the Required Lenders, the action taken or approval, consent or waiver given by the Required Lenders shall be binding upon all of the Lenders to the same extent and with the same effect as if each Lender had joined therein.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                      SARA LEE CORPORATION

                                            by
                                               -------------------------
                                               Name:
                                               Title:


                                            by
                                               -------------------------
                                               Name:
                                               Title:


                                      THE CHASE MANHATTAN BANK,
                                      individually and as Agent,

                                            by
                                               -------------------------
                                               Name:
                                               Title:



                                                              SIGNATURE PAGE TO
                                                364-DAY COMPETITIVE ADVANCE AND
                                            REVOLVING CREDIT FACILITY AGREEMENT
                                              DATED ON OR ABOUT AUGUST 3, 2001,
                                                    AMONG SARA LEE CORPORATION,
                                                       THE LENDERS PARTY HERETO
                                                  AND THE CHASE MANHATTAN BANK,
                                                        AS ADMINISTRATIVE AGENT







                Name of Institution:___________________________________________



                                   By__________________________________________
                                   Name:
                                   Title:


                                   By__________________________________________
                                   Name:
                                   Title:



                                                                    EXHIBIT A




                                 [FORM OF]

                         ASSIGNMENT AND ACCEPTANCE




                  Reference is made to the 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of August 8, 2001 (as amended and in effect on the date hereof, the "Credit Agreement"), among Sara Lee Corporation, the Lenders named therein and The Chase Manhattan Bank, as administrative agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

                  The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and Competitive Loans and Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

                  This Assignment and Acceptance is being delivered to the Agent together with (i) if the Assignee is a Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof, any documentation required to be delivered by the Assignee pursuant to Section 2.19(f) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Agent, duly completed by the Assignee. The Assignee and Assignor shall pay the fee payable to the Agent pursuant to Section 8.04(b) of the Credit Agreement.

                  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
("Assignment Date"):


===============================================================================
                                                     Percentage Assigned of
                                                     Facility/Commitment (set
                           Principal Amount          forth, to at least 8
                           Assigned (and             decimals, as a percentage
                           identifying information   of the Facility and the
                           as to individual          aggregate Commitments of
Facility                   Competitive Loans)        all Lenders thereunder)
-------------------------------------------------------------------------------
Commitment Assigned:       $                                    %
===============================================================================
Revolving Loans:
===============================================================================
Competitive Loans:
===============================================================================

The terms set forth above and on the reverse side hereof are hereby agreed to:


                                            [Name of Assignor]   , as Assignor


                                            By: _______________________________
                                                Name:
                                                Title:


                                            [Name of Assignee]   , as Assignee


                                            By: _______________________________
                                                Name:
                                                Title:


The undersigned hereby consent to the within assignment: 1/



[Name of Borrower]                            The Chase Manhattan Bank, as
                                              administrative agent,


By: ________________________                By: ___________________________
    Name:                                       Name:
    Title:                                      Title:

-----------
1/ Consents to be included to the extent required by Section 8.04(b) of the Credit Agreement.


                                                                     EXHIBIT C




                                 [FORM OF]

                         INTEREST ELECTION REQUEST




The Chase Manhattan Bank,
 as administrative agent
for the Lenders referred to below
[        ]
[        ]
New York, New York [                ]

Attention: [            ]

                                                                      [Date]


                  Reference is made to the 364-Day Competitive Advance and Revolving Credit Facility Agreement, dated as of August 8, 2001 (as amended and in effect on the date hereof, the "Credit Agreement"), among the undersigned, as Borrower, the Lenders named therein and The Chase Manhattan Bank, as Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes an Interest Election Request and the Borrower hereby requests the conversion or continuation of a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing to be converted or continued as requested hereby:


         (A)      Revolving Borrowing to which this request applies: 1/

                   -----------------------


         (B) Principal amount of Revolving Borrowing to be converted or continued: 2/

                  -----------------------


         (C)      Effective date of election: 3/

                  -----------------------

         (D)      Type of resulting Borrowing: 4/

                  -----------------------


         (E)      Interest Period of resulting Borrowing : 5/

                  -----------------------



                                                     Very truly yours,

                                                     SARA LEE CORPORATION,

                                                     By:
                                                        -----------------------
                                                     Name:
                                                     Title:

--------
1/ Specify the existing Type and the last day of current Interest Period.

2/ The principal amount should not be less than $10,000,000 and should be an integral multiple of $1,000,000, except as otherwise provided in the Credit Agreement.

3/ The effective date must be a Business Day.

4/ Specify whether the Borrowing will be a Eurodollar Borrowing or an ABR Borrowing.

5/ The Interest Period must comply with the definition of "Interest Period" and end not later than the Maturity Date.



                                                                     EXHIBIT D




                                 [FORM OF]

                                    NOTE




$[       ]                                                  New York, New York
                                                                        [Date]


                  FOR VALUE RECEIVED, Sara Lee Corporation, a Maryland corporation (the "Borrower"), promises to pay to the order of [ ] (the "Lender") the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the 364-Day Competitive Advance and Revolving Credit Facility Agreement, dated as of August 8, 2001, as amended or modified, among the undersigned, the Lender, the other lenders who are parties thereto and The Chase Manhattan Bank, as administrative agent (the "Credit Agreement"). Such principal payments shall be made in the amounts and on the dates provided for in the Credit Agreement. The Borrower also promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of The Chase Manhattan Bank, 270 Park Avenue, New York, New York, 10017.

                  This Note is one of the promissory notes referred to in
Section 2.08(e) of the Credit Agreement. Terms defined in the Credit Agreement are used herein with the same meanings.

                  Every Loan made by the Lender, the respective Type, Class and date on which the principal is due and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under the first paragraph of this Note or under the Credit Agreement.

                  Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

                                            Sara Lee Corporation

                                              by:
                                                 ----------------------------
                                                 Name:
                                                 Title:



                      LOANS AND PAYMENTS OF PRINCIPAL


                     Date on                                       Amount of
        Class and     Which      Date by Which                     Principal                                     Name of Person
          Type       Loan Was   Principal Must   Initial Amount     Already      Principal        Interest         Making the
Date   of Loan 1/      Made        Be Repaid        of Loan         Repaid        Payment           Rate            Notation















--------
1/ Specify whether the Loan is a Revolving Loan or a Competitive Loan and
whether the Loan is a Eurodollar, ABR or Fixed Rate Loan.